Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

Date: July 29, 2010

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds	Travis Campbell	Sharna Reingold	David Sullivan
(918) 573-3332	(918) 573-2944	(918) 573-2078	(918) 573-9360
Williams Reports Second-Quarter 2010 Financial Results
•	2Q Net Income is $185 Million, $0.31 Per Share

•	Recurring Adjusted EPS is $0.27; Up 35% in 2Q

•	Higher NGL, Olefins Margins Drives 2Q Improvement

•	Major Marcellus Shale Acreage Acquisition Completed

•	Williams Partners Growth: Overland Pass, Parachute Plant Expansion

•	Guidance Updated

Quarterly Summary Financial Information	2Q 2010		2Q 2009
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	millions	per share	millions	per share

Income from continuing operations	$187	$0.31	$123	$0.21
Income (loss) from discontinued operations	(2)	—	19	0.03

Net income	$185	$0.31	$142	$0.24

Recurring income from continuing operations*	$164	$0.28	$120	$0.20
After-tax mark-to-market adjustments	(2)	(0.01)	(4)	—

Recurring income from continuing operations — after mark-to-market adjustments*	$162	$0.27	$116	$0.20

Year-to-date Summary Financial Information	YTD 2010		YTD 2009
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	millions	per share	millions	per share

Income (loss) from continuing operations	($8)	($0.01)	$125	$0.21
Loss from discontinued operations	—	—	(155)	(0.26)

Net loss	($8)	($0.01)	($30)	($0.05)

Recurring income from continuing operations*	$378	$0.65	$226	$0.39
After-tax mark-to-market adjustments	(8)	(0.02)	18	0.03

Recurring income from continuing operations — after mark-to-market adjustments*	$370	$0.63	$244	$0.42

*	A schedule reconciling income (loss) from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
          TULSA, Okla. — Williams (NYSE: WMB) announced unaudited net income attributable to Williams, for second-quarter 2010 of $185 million, or $0.31 per share on a diluted basis, compared with net income of $142 million, or $0.24 per share on a diluted basis for second-quarter 2009.
          Higher natural gas liquid (NGL) and olefin margins, as well as higher realized average domestic natural gas prices, partially offset by lower natural gas production, led to the improvement in net income for the quarter. The quarter also benefited from a $13 million pretax gain on the company’s sale of its 50-percent interest in the Accroven assets in Venezuela. See below for more information on the sale.
          Year-to-date through June 30, Williams reported a net loss of $8 million, or $0.01 per share, compared with a net loss of $30 million, or $0.05 per share for the same period in 2009. The net losses in both the 2010 and 2009 year-to-date periods were due to significant non-recurring items.
          The year-to-date 2010 net loss was primarily due to after-tax charges of approximately $402 million in conjunction with the strategic restructuring that transformed Williams Partners L.P. (NYSE: WPZ) into a leading diversified master limited partnership.
          An improved commodity price environment in 2010, compared with the recession-driven lower prices in 2009, partially offset the negative effect of the restructuring charges in the first half of 2010.
          The 2009 period includes a significant loss from discontinued operations, primarily related to losses associated with the company’s operations in Venezuela.
          All prior-period comparisons in this news release are based on recast 2009 results. The recast results reflect the company’s structure following the strategic restructuring with Williams Partners L.P.
Completion of Major Acquisition in Marcellus Shale
          Earlier this month, Williams completed the major acreage acquisition in the Marcellus Shale that was announced on May 25.

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 1 of 7

          The acquisition included approximately 42,000 net acres, primarily located in Susquehanna County in northeastern Pennsylvania. Williams acquired the acreage from Alta Resources LLC and its partners for $513 million, including closing adjustments. The company also purchased a 5-percent overriding royalty interest on the approximately 48,500 gross acres associated with the acquisition for $84 million, which reduces the royalty burden.
          Williams is also in the process of completing the acquisition of 8,000 additional net acres in another attractive area in northeastern Pennsylvania. The two transactions are expected to add approximately 1.3 trillion cubic feet equivalent (Tcfe) of total net reserves potential.
          The completion of these deals more than doubles Williams’ acreage in the Marcellus Shale to approximately 97,000 net acres at an average cost of less than $7,000 per acre.
Sale of Accroven Investment
          In June 2010, Williams sold its 50-percent interest in Accroven to PDVSA Gas (PDVSA) for $107 million, including $13 million in cash received at closing. The remaining amount is due to the company in periodic payments through 2012.
          Williams is recognizing the resulting gain as cash is received; hence the company recognized a gain of $13 million in June 2010. Williams expects to recognize any further gain on the sale as it receives cash payments from PDVSA.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
          Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Exploration & Production, is $162 million, or $0.27 per share for second-quarter 2010. On the same adjusted basis, recurring income from continuing operations was $116 million, or $0.20 per share, for second-quarter 2009.
          For the first half of 2010, recurring income from continuing operations after mark-to-market adjustments was $370 million, or $0.63 per share; compared with $244 million, or $0.42 per share, for the first half of 2009.
          The improvement in the recurring adjusted results for the second quarter is due to improvements in the Williams Partners and Other segment results; the improvement in the year-to-date results was driven by increases in all three reporting segments. These results are detailed later in this press release.
          A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
Williams Partners Growth: Increased Stake in Overland Pass, Parachute Plant Expansion
          Last week Williams Partners announced that it had notified ONEOK Partners, L.P. (NYSE: OKS) that it is exercising its option to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent. Williams Partners currently owns 1 percent of the joint venture, while ONEOK Partners owns the remaining 99 percent.
          The Overland Pass Pipeline includes a 760-mile NGL pipeline from Opal, Wyo., to the Mid-Continent NGL market center in Conway, Kan., along with 150- and 125-mile extensions into the Piceance and Denver-Joules Basins in Colorado, respectively. Williams Partners’ equity NGL volumes from its two Wyoming plants and its Willow Creek facility in Colorado are dedicated for transport on Overland Pass Pipeline under a long-term shipping agreement.

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 2 of 7

          Williams Partners is also planning a significant expansion of its cryogenic processing capacity in the Piceance Basin.
          The partnership intends to pursue construction of a 450 MMcf/d cryogenic gas processing facility to be located at the Williams Parachute, Colo., complex. The new facility will be capable of recovering up to 25,000 barrels per day of NGLs.
          The new Parachute facility is expected to be in service in 2013 and will process Williams’ natural gas production in the Piceance Basin, which currently exceeds the processing capacity at Williams Partners’ Willow Creek facility. The proposed expansion of the Parachute plant is subject to certain final approvals.
CEO Comment
          “In the past few months, we have demonstrated our ability to grow our businesses in its post-restructuring form,” said Steve Malcolm, chairman, president and chief executive officer.
          “We completed a major E&P acquisition at the Williams level that establishes a significant and growing position in the Marcellus Shale; and Williams Partners just recently announced two major midstream business expansions — the increased stake in Overland Pass and the new cryogenic facility at the Parachute Plant.
          “These are all strategic expansions that increase the breadth and diversity of our businesses in key areas. In addition to these opportunities, we continue to be engaged in many high-level business development opportunities for both Williams and Williams Partners,” Malcolm said.
Guidance Update
          Williams is updating its 2010 earnings guidance to reflect slightly lower expected NGL margins and the delay in the startup of Perdido Norte. Earnings guidance for 2011-12 is unchanged from previous guidance issued on May 5. The increase in Williams’ capital expenditure guidance primarily reflects the previously announced acreage acquisition in the Marcellus Shale and Williams Partners’ acquisition of the Overland Pass interest and its expansion project at the Parachute gas processing facility.
          While these new investments will be contributing profitability during the 2010-12 guidance period, the positive earnings effect will be most significant after 2012. During the guidance period, the company expects that profitably from the new investments will be largely offset by other factors, including the projected negative effect of a six-month moratorium on deepwater drilling and delays in the startup of Perdido Norte.

Commodity Price Assumptions and Financial Outlook	2010			2011			2012
As of July 29, 2010
	Low	Mid	High	Low	Mid	High	Low	Mid	High

Natural Gas ($/MMBtu):
NYMEX	$4.00	$4.50	$5.00	$4.50	$5.50	$6.50	$4.80	$5.95	$7.10
Rockies	$3.75	$4.20	$4.65	$4.25	$5.20	$6.15	$4.50	$5.60	$6.70
Avg. San Juan/Mid-Continent	$3.85	$4.35	$4.85	$4.35	$5.30	$6.25	$4.65	$5.75	$6.85

Oil / NGL:
Crude Oil — WTI ($ per barrel)	$70	$77.50	$85	$71	$86	$101	$72	$87	$102
Crude to Gas Ratio	17.0x	17.3x	17.5x	15.5x	15.7x	15.8x	14.4x	14.7x	15.0x
NGL to Crude Oil Relationship	54%	54%	54%	53%	54%	55%	52%	54%	55%

Average NGL Margins ($ per gallon)	$0.50	$0.58	$0.65	$0.51	$0.65	$0.78	$0.47	$0.60	$0.72

Capital Expenditures (millions)
Williams Partners	$1,410	$1,545	$1,680	$830	$1,005	$1,180	$805	$980	$1,155
Exploration & Production	1,900	2,000	2,100	1,200	1,600	2,000	1,500	2,000	2,500
Other	150	175	200	370	420	470	500	550	600

Total Capital Expenditures (1)	$3,475	$3,725	$3,975	$2,400	$3,025	$3,650	$2,800	$3,525	$4,250

Cash Flow from Continuing Operations	$2,275	$2,538	$2,800	$2,400	$3,050	$3,700	$2,600	$3,575	$4,550
Recurring Adj. Segment Profit (millions) (2)
Williams Partners	$1,385	$1,523	$1,660	$1,450	$1,695	$1,940	$1,525	$1,770	$2,015
Exploration & Production after MTM adj.	325	400	475	350	788	1,225	500	1,250	2,000
Other	160	185	210	160	190	220	185	223	260

Total Recurring Adj. Segment Profit (3)	$1,875	$2,113	$2,350	$2,000	$2,700	$3,400	$2,225	$3,250	$4,275

Recurring Adj. Earnings Per Share (4)	$1.00	$1.23	$1.45	$1.15	$1.83	$2.50	$1.40	$2.38	$3.35

(1)	Sum of the ranges for each business line may not match total range.

(2)	Recurring Adj. Segment Profit is adjusted to remove the effect of mark-to-market accounting. The Recurring Adjusted earnings amounts are non-GAAP measures. Reconciliations to the most relevant GAAP measures for 2Q 2010 are attached to this news release. There are no nonrecurring items reflected in the future periods.

(3)	Sum of the ranges for the business units does not match the consolidated total due to rounding and other adjustments.

(4)	Recurring Earnings Per Share is adjusted to remove the effect of mark-to-market accounting and is diluted. The Recurring Adjusted EPS is a non-GAAP measure. Reconciliations to the most relevant GAAP measures are attached to this news release.
Business Segment Results
          Williams’ business segments for financial reporting are Williams Partners, Exploration & Production, and Other.
          The Williams Partners segment includes the consolidated results of Williams Partners L.P.; Exploration & Production includes the results of the former Gas Marketing segment; and the Other segment includes the company’s Canadian midstream and domestic olefins businesses and a 25.5-percent interest in the Gulfstream interstate natural gas pipeline system. The 2009 results have been recast to reflect the new reporting structure.

Consolidated Segment Profit (Loss)	2Q		YTD
Amounts in millions	2010	2009	2010	2009

Williams Partners	$346	$285	$760	$537
Exploration & Production	87	114	249	190
Other	79	16	106	(44)

Consolidated Segment Profit	$512	$415	$1,115	$683

Recurring Consolidated Segment Profit After
Mark-to-Market Adjustments*	2Q		YTD
Amounts in millions	2010	2009	2010	2009

Williams Partners	$330	$285	$739	$538
Exploration & Production	89	115	251	230
Other	60	16	87	24
Recurring MTM Adjustments (pretax)	(4)	(7)	(13)	29

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments
	$475	$409	$1,064	$821

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 3 of 7

Williams Partners
          Williams Partners is focused on natural gas transportation, gathering, treating, processing and storage; natural gas liquid (NGL) fractionation; and oil transportation.
          For second-quarter 2010, Williams Partners reported segment profit of $346 million, compared with $285 million for second-quarter 2009. Year-to-date through June 30, Williams Partners reported segment profit of $760 million, compared with $537 million for the same period in 2009.
          The 21- and 42-percent increases in the second-quarter and year-to-date periods, respectively, reflects higher NGL margins from Williams Partners’ midstream business in both periods. Higher NGL prices during 2010, compared with the relatively low recession-driven prices in 2009 drove the improvement for the year. This benefit was partially offset by an increase in costs due to higher average natural gas prices during both periods.
          There is a more detailed description of Williams Partners’ interstate gas pipeline and midstream business results in the partnership’s second-quarter 2010 financial results news release, which is also being issued today.
Exploration & Production
          Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin, Barnett Shale, Marcellus Shale, and oil and gas development in South America.
          The business reported segment profit of $87 million for second-quarter 2010, compared with segment profit of $114 million in second-quarter 2009.
          The decline in segment profit is due to a 6-percent decline in domestic natural gas production volumes and higher operating taxes, partially offset by higher realized average domestic natural gas prices.
          During second-quarter 2010, Williams’ net realized average price for U.S. production was $4.36 per thousand cubic feet of natural gas equivalent (Mcfe), which was 10 percent higher than the $3.95 per Mcfe realized in second-quarter 2009.
          The chart below details Williams’ average daily natural gas production for second-quarter 2010.

Average Daily Production
Amounts in million cubic feet equivalent of natural	2Q		Annual	1Q	Sequential
gas (MMcfe)	2010	2009	Change	2010	Change

Piceance Basin	651	703	-7%	632	3%
Powder River Basin	228	242	-6%	238	-4%
Other Basins	232	235	-2%	232	0%
U.S. Interests only	1,110	1,180	-6%	1,102	1%
U.S. & International Interests	1,168	1,233	-5%	1,156	1%
          While Williams chose to reduce its drilling activity during the recent recessionary period of low prices, the company plans to increase average daily domestic production for the remainder of the year, with fourth-quarter 2010 volumes expected to be higher than the prior year comparable period. Overall average annual daily production for 2010 is expected to be consistent with 2009 volumes. Additionally, Williams expects average annual daily production to increase by 12 and 16 percent at guidance midpoint in 2011 and 2012, respectively.
          For the first half of 2010, Exploration & Production reported segment profit of $249 million, compared with $190 million for the first half of 2009.
          The improvement in the year-to-date results is due to higher net realized average prices on natural gas production, partially offset by lower production volumes. Additionally, the first six months of 2009 included expense of $32 million associated with contractual penalties from the early termination of drilling rig contracts during the first quarter.
Other
          The Other segment reported second-quarter 2010 segment profit of $79 million, compared with a segment profit of $16 million for second-quarter 2009.

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 4 of 7

          The improvement in the second-quarter results is primarily due to higher NGL and olefins production margins resulting from sharply higher per-unit margins. The previously noted $13 million gain on the sale of Accroven, as well as a $6 million customer settlement received in 2010 also contributed to the improved results. These items were partially offset by lower olefin production volumes.
          For the first half of the year, Other’s segment profit was $106 million, compared with a segment loss of $44 million for the first half of 2009.
          The significant improvement in the Other results for the first half of the year is due primarily to the absence of a $75 million impairment of the Accroven investment from the first quarter of 2009, combined with the favorable impact of higher NGL and olefin production margins from sharply higher average per-unit margins. Second-quarter 2010 results also benefited from the previously noted sale of the Accroven investment.
Today’s Analyst Call
          Management will discuss the second-quarter 2010 results and outlook during a live webcast beginning at 9:30 a.m. EDT today. Participants are encouraged to access the webcast and slides for viewing, downloading and printing at www.williams.com.

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 5 of 7

          A limited number of phone lines also will be available at (888) 515-2235. International callers should dial (719) 325-2313. Replays of the second-quarter webcast in both streaming and downloadable podcast formats will be available for two weeks following the event at www.williams.com.
Form 10-Q
     The company plans to file its second-quarter 2010 Form 10-Q with the SEC today. The document will be available on both the SEC and Williams websites.
Non-GAAP Measures
          This press release includes certain financial measures, recurring earnings and recurring segment profit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Recurring earnings and recurring segment profit exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Both measures provide investors meaningful insight into the company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company. Neither recurring earnings nor recurring segment profit are intended to represent an alternative to net income or segment profit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
          Certain financial information in this press release is also shown including mark-to-market adjustments for certain hedges and other derivatives in Exploration & Production, such as recurring income from continuing operations after mark-to-market adjustments and the related per share measures. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect results on a basis that is more consistent with derivative portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to these derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for these derivatives but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present measures referred to as recurring segment profit or income from continuing operations after mark-to-market adjustments.
About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 84-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.
# # #
Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:
•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 6 of 7

•	Seasonality of certain business segments; and

•	Natural gas and natural gas liquids prices and demand.
Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation, and rate proceedings;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 26, 2010, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

Williams (NYSE: WMB)	2Q 2010 Financial Results — July 29, 2010	Page 7 of 7

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
June 30, 2010

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Recurring Earnings
(UNAUDITED)

	2009					2010
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$2	$123	$141	$172	$438	$(195)	$187	$(8)

Income (loss) from continuing operations — diluted earnings per common share	$—	$0.21	$0.24	$0.29	$0.75	$(0.33)	$0.31	$(0.01)

Nonrecurring items:

Williams Partners (WP)
Gain on sale of base gas from Hester storage field	$—	$—	$—	$—	$—	$(5)	$(3)	$(8)
Involuntary conversion gain related to Ignacio	1	—	(5)	—	(4)	—	(4)	(4)
Involuntary conversion gain related Hurricane Ike	—	—	—	—	—	—	(7)	(7)
Gain on sale of Cameron Meadows	—	—	—	(40)	(40)	—	—	—
Restructuring transaction costs	—	—	—	1	1	—	—	—
Unclaimed property assessment accrual — TGPL	—	—	—	3	3	—	(1)	(1)
Unclaimed property assessment accrual — NWP	—	—	—	1	1	—	(1)	(1)

Total Williams Partners nonrecurring items	1	—	(5)	(35)	(39)	(5)	(16)	(21)

Exploration & Production (E&P)
Penalties from early release of drilling rigs	34	(2)	—	—	32	—	—	—
Impairments of certain natural gas properties	5	—	—	15	20	—	—	—
Depletion expense adjustment related to new guidance	—	—	—	14	14	—	—	—
Unclaimed property assessment accrual	—	—	—	1	1	—	2	2
Reserve for/(recovery of) receivables from bankrupt counterparty	—	—	—	(4)	(4)	—	—	—
Accrual for Wyoming severance taxes	—	3	(4)	(4)	(5)	—	—	—

Total Exploration & Production nonrecurring items	39	1	(4)	22	58	—	2	2

Other
(Gain)/Loss from Venezuela investment	68	—	—	—	68	—	(13)	(13)
Customer settlement gain	—	—	—	—	—	—	(6)	(6)

Total Other nonrecurring items	68	—	—	—	68	—	(19)	(19)

Nonrecurring items included in segment profit (loss)	108	1	(9)	(13)	87	(5)	(33)	(38)

Nonrecurring items below segment profit (loss)
Loss associated with Venezuela investment — E&P	11	—	—	—	11	—	—	—
Impairment of cost-based investment — Corporate	—	—	7	—	7	—	—	—
Reversal of litigation contingency — Corporate	—	(5)	—	—	(5)	—	—	—
Early debt retirement costs — Corporate	—	—	—	—	—	606	—	606
Acceleration of unamortized debt costs related to credit facility amendment — Corporate	—	—	—	—	—	3	—	3
Acceleration of unamortized debt costs related to credit facility amendment — Williams Partners	—	—	—	—	—	1	—	1
Restructuring transaction costs — Corporate	—	—	—	1	1	33	—	33
Restructuring transaction costs — Williams Partners	—	—	—	—	—	6	2	8
Allocation of Williams Partners’ nonrecurring items to noncontrolling interests	—	—	—	—	—	(4)	1	(3)

	11	(5)	7	1	14	645	3	648

Total nonrecurring items	119	(4)	(2)	(12)	101	640	(30)	610
Less tax effect for above items	(15)	1	1	5	(8)	(242)	7	(235)
Nonrecurring reduction of tax benefits on the Medicare Part D federal subsidy due to enacted healthcare legislation	—	—	—	—	—	11	—	11

Recurring income from continuing operations available to common stockholders	$106	$120	$140	$165	$531	$214	$164	$378

Recurring diluted earnings per common share	$0.18	$0.20	$0.24	$0.28	$0.90	$0.37	$0.28	$0.65

Weighted-average shares — diluted (thousands)	582,361	588,780	590,059	591,439	589,385	583,929	592,498	584,173

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Operations
(UNAUDITED)

	2009					2010
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	$1,922	$1,909	$2,098	$2,326	$8,255	$2,596	$2,292	$4,888

Segment costs and expenses:
Costs and operating expenses	1,444	1,392	1,537	1,708	6,081	1,922	1,723	3,645
Selling, general and administrative expenses	125	129	126	132	512	111	122	233
Other (income) expense — net	33	(1)	1	(16)	17	—	(13)	(13)

Total segment costs and expenses	1,602	1,520	1,664	1,824	6,610	2,033	1,832	3,865

Equity earnings	23	26	44	43	136	40	39	79
Income (loss) from investments	(75)	—	—	—	(75)	—	13	13

Total segment profit	268	415	478	545	1,706	603	512	1,115

Reclass equity earnings	(23)	(26)	(44)	(43)	(136)	(40)	(39)	(79)
Reclass (income) loss from investments	75	—	—	—	75	—	(13)	(13)
General corporate expenses	(40)	(38)	(40)	(46)	(164)	(85)	(45)	(130)

Operating income	280	351	394	456	1,481	478	415	893

Interest accrued	(162)	(167)	(168)	(164)	(661)	(164)	(154)	(318)
Interest capitalized	20	22	15	19	76	17	13	30
Investing income (loss)	(61)	24	39	44	46	39	55	94
Early debt retirement costs	—	—	—	(1)	(1)	(606)	—	(606)
Other income (expense) — net	(2)	1	(1)	4	2	(7)	(1)	(8)

Income (loss) from continuing operations before income taxes	75	231	279	358	943	(243)	328	85
Provision (benefit) for income taxes	56	80	87	136	359	(95)	104	9

Income (loss) from continuing operations	19	151	192	222	584	(148)	224	76
Income (loss) from discontinued operations	(243)	18	2	—	(223)	2	(2)	—

Net income (loss)	$(224)	$169	$194	$222	$361	$(146)	$222	$76
Less: Net income (loss) attributable to noncontrolling interests	(52)	27	51	50	76	47	37	84

Net income (loss) attributable to The Williams Companies, Inc.	$(172)	$142	$143	$172	$285	$(193)	$185	$(8)

Amounts attributable to The Williams Companies, Inc.:
Income (loss) from continuing operations	$2	$123	$141	$172	438	$(195)	$187	(8)
Income (loss) from discontinued operations	(174)	19	2	—	(153)	2	(2)	—

Net income (loss)	$(172)	$142	$143	$172	$285	$(193)	$185	$(8)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$—	$0.21	$0.24	$0.29	$0.75	$(0.33)	$0.31	$(0.01)
Income (loss) from discontinued operations	(0.29)	0.03	—	—	(0.26)	—	—	—

Net income (loss)	$(0.29)	$0.24	$0.24	$0.29	$0.49	$(0.33)	$0.31	$(0.01)

Weighted-average number of shares used in computation (thousands)	582,361	588,780	590,059	591,439	589,385	583,929	592,498	584,173

Common shares outstanding at end of period (thousands)	580,072	582,933	583,101	583,432	583,432	584,223	584,546	584,546

Market price per common share (end of period)	$11.38	$15.61	$17.87	$21.08	$21.08	$23.10	$18.28	$18.28

Common dividends per share	$0.11	$0.11	$0.11	$0.11	$0.44	$0.11	$0.125	$0.235

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit (Loss) to Recurring Segment Profit (Loss)
(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Segment profit (loss):
Williams Partners	$252	$285	$347	$424	$1,308	$414	$346	$760
Exploration & Production	76	114	100	110	400	162	87	249
Other	(60)	16	31	11	(2)	27	79	106

Total segment profit	$268	$415	$478	$545	$1,706	$603	$512	$1,115

Nonrecurring adjustments:

Williams Partners	$1	$—	$(5)	$(35)	$(39)	$(5)	$(16)	$(21)
Exploration & Production	39	1	(4)	22	58	—	2	2
Other	68	—	—	—	68	—	(19)	(19)

Total segment nonrecurring adjustments	$108	$1	$(9)	$(13)	$87	$(5)	$(33)	$(38)

Recurring segment profit (loss):

Williams Partners	$253	$285	$342	$389	$1,269	$409	$330	$739
Exploration & Production	115	115	96	132	458	162	89	251
Other	8	16	31	11	66	27	60	87

Total recurring segment profit	$376	$416	$469	$532	$1,793	$598	$479	$1,077

Note:	Segment profit (loss) includes equity earnings and income (loss) from investments reported in investing income (loss) in the Consolidated Statement of Operations. Equity earnings results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Williams Partners
(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	$957	$1,081	$1,181	$1,293	$4,512	$1,458	$1,367	$2,825

Segment costs and expenses:
Costs and operating expenses	643	738	793	857	3,031	1,014	987	2,001
Selling, general and administrative expenses	70	71	72	76	289	59	68	127
Other (income) expense — net	(3)	3	(1)	(34)	(35)	(3)	(7)	(10)

Total segment costs and expenses	710	812	864	899	3,285	1,070	1,048	2,118

Equity earnings	5	16	30	30	81	26	27	53

Reported segment profit	252	285	347	424	1,308	414	346	760

Nonrecurring adjustments	1	—	(5)	(35)	(39)	(5)	(16)	(21)

Recurring segment profit	$253	$285	$342	$389	$1,269	$409	$330	$739

Exploration & Production
(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues:
Production	$523	$486	$509	$575	$2,093	$571	$510	$1,081
Gas management	411	276	344	425	1,456	556	366	922
Hedge ineffectiveness and forward mark-to-market gains (losses)	10	(1)	—	9	18	9	—	9
International	17	17	20	21	75	20	22	42
Other	15	31	6	11	63	12	12	24

Total revenues	976	809	879	1,041	3,705	1,168	910	2,078

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	219	217	217	237	890	217	220	437
Lease and other operating expenses	72	62	61	63	258	64	65	129
Operating taxes	28	3	19	26	76	38	29	67
Exploration expense	13	21	4	20	58	5	10	15
Third party & affiliate gathering, processing and transportation	60	63	67	82	272	74	72	146
Selling, general and administrative expenses (including International)	47	47	47	49	190	44	44	88
Gas management expenses	422	278	357	439	1,496	558	376	934
International (excluding DD&A and SG&A)	7	6	9	8	30	11	10	21
Other expense — net	36	2	2	13	53	—	2	2

Total segment costs and expenses	904	699	783	937	3,323	1,011	828	1,839

Equity earnings	4	4	4	6	18	5	5	10

Reported segment profit	76	114	100	110	400	162	87	249

Nonrecurring adjustments	39	1	(4)	22	58	—	2	2

Recurring segment profit	$115	$115	$96	$132	$458	$162	$89	$251

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	110.3	107.3	105.6	108.3	431.5	99.2	101.0	200.2
Net domestic volumes per day (MMcfe/d)	1,225	1,180	1,148	1,177	1,182	1,102	1,110	1,106
Net domestic realized price ($/Mcfe) (1)	$4.205	$3.949	$4.183	$4.540	$4.220	$5.009	$4.359	$4.682
Production taxes per Mcfe	$0.254	$0.024	$0.182	$0.241	$0.176	$0.379	$0.290	$0.334
Lease and other operating expense per Mcfe	$0.649	$0.576	$0.581	$0.588	$0.599	$0.648	$0.639	$0.643

(1) Net realized price is calculated the following way: production revenues (including hedging activities) less gathering & processing expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	6.1	6.1	6.4	6.5	25.1	6.2	6.7	12.9
Volumes per day (MMcfe/d)	67	68	69	71	69	69	74	71

Volumes net to Williams (after minority interest) (Bcfe)	4.7	4.9	5.0	5.1	19.7	4.8	5.3	10.1
Volumes net to Williams per day (MMcfe/d)	53	53	54	55	54	54	58	56

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	115.0	112.2	110.6	113.4	451.2	104.0	106.3	210.3
Volumes net to Williams per day (MMcfe/d)	1,278	1,233	1,202	1,232	1,236	1,156	1,168	1,162

Other
(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Revenues	$158	$170	$222	$230	$780	$278	$262	$540

Reported segment profit (loss)	$(60)	$16	$31	$11	$(2)	$27	$79	$106
Nonrecurring adjustments	68	—	—	—	68	—	(19)	(19)

Recurring segment profit	$8	$16	$31	$11	$66	$27	$60	$87

Operating statistics

Olefins
Olefins sales (Ethylene & Propylene) (million lbs)	462	445	437	384	1,728	396	391	787
Canadian NGL equity sales (million gallons)	36	30	37	23	126	23	31	54

Capital Expenditures and Investments
(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Capital expenditures:
Williams Partners	$159	$217	$248	$263	$887	$122	$217	$339
Exploration & Production	444	229	487	274	1,434	284	267	551
Other	9	19	17	21	66	22	28	50

Total*	$612	$465	$752	$558	$2,387	$428	$512	$940

Purchase of investments:
Williams Partners	$8	$115	$—	$8	$131	$9	$6	$15
Exploration & Production	—	—	1	—	1	2	2	4
Other	5	1	2	2	10	2	(1)	1

Total	$13	$116	$3	$10	$142	$13	$7	$20

Summary:
Williams Partners	$167	$332	$248	$271	$1,018	$131	$223	$354
Exploration & Production	444	229	488	274	1,435	286	269	555
Other	14	20	19	23	76	24	27	51

Total	$625	$581	$755	$568	$2,529	$441	$519	$960

Cumulative summary:
Williams Partners	$167	$499	$747	$1,018	$1,018	$131	$354	$354
Exploration & Production	444	673	1,161	1,435	1,435	286	555	555
Other	14	34	53	76	76	24	51	51

Total	$625	$1,206	$1,961	$2,529	$2,529	$441	$960	$960

Capital expenditures incurred and purchase of investments
Increases to property, plant and equipment	$484	$420	$809	$601	$2,314	$410	$488	$898
Purchase of investments	13	116	3	10	142	13	7	20

Total	$497	$536	$812	$611	$2,456	$423	$495	$918

* Increases to property, plant and equipment	$484	$420	$809	$601	$2,314	$410	$488	$898
Changes in related accounts payable and accrued liabilities	128	45	(57)	(43)	73	18	24	42

Capital expenditures	$612	$465	$752	$558	$2,387	$428	$512	$940

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	Year

Depreciation, depletion and amortization:
Williams Partners	$130	$131	$133	$137	$531	$134	$134	$268
Exploration & Production	219	217	218	236	890	217	220	437
Other	10	11	10	9	40	10	12	22
Discontinued Operations	8	—	—	—	8	—	—	—

Total	$367	$359	$361	$382	$1,469	$361	$366	$727

Other selected financial data:
Cash and cash equivalents	$1,785	$1,853	$1,640	$1,867	$1,867	$1,644	$1,601	$1,601

Total assets	$25,368	$25,026	$24,952	$25,280	$25,280	$25,129	$24,947	$24,947

Capital structure:
Debt
Current	$3	$13	$19	$17	$17	$10	$160	$160
Noncurrent	$8,278	$8,265	$8,258	$8,259	$8,259	$8,615	$8,358	$8,358
Stockholders’ equity	$8,326	$8,324	$8,307	$8,447	$8,447	$7,573	$7,633	$7,633
Debt to debt-plus-stockholders’ equity ratio	49.9%	49.9%	49.9%	49.5%	49.5%	53.2%	52.7%	52.7%

Adjustment to Remove MTM Effect
Dollars in millions except for per share amounts

	2Q		YTD
	2010	2009	2010	2009

Recurring income from cont. ops available to common shareholders	$164	$120	$378	$226
Recurring diluted earnings per common share	$0.28	$0.20	$0.65	$0.39

Mark-to-Market (MTM) adjustments	(4)	(7)	(13)	29

Tax effect of total MTM adjustments	2	3	5	(11)

After tax MTM adjustments	(2)	(4)	(8)	18

Recurring income from cont. ops available to common shareholders after MTM adjust.	$162	$116	$370	$244
Recurring diluted earnings per share after MTM adj.	$0.27	$0.20	$0.63	$0.42

Weighted average shares — diluted (thousands)	592,498	588,780	584,173	587,999
Note: all amounts attributable to Williams
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.

Segment Profit Guidance — Reported to Recurring

	2010 Guidance			2011 Guidance			2012 Guidance
Dollars in millions	Low	Midpoint	High	Low	Midpoint	High	Low	Midpoint	High
Reported Segment Profit:
Williams Partners (WPZ)	1,406	1,544	1,681	1,450	1,695	1,940	1,525	1,770	2,015
Exploration & Production (incl. Gas Mkt)	348	423	498	345	783	1,220	500	1,250	2,000
Other	179	204	229	160	190	220	185	223	260

Total Reported Segment Profit	1,938	2,176	2,413	1,995	2,695	3,395	2,225	3,250	4,275

Nonrecurring Items:
Gain on sale of base gas from Hester storage field	(8)	(8)	(8)	—	—	—	—	—	—
Involuntary conversion gain related to Hurricane Ike	(7)	(7)	(7)	—	—	—	—	—	—
Involuntary conversion gain related to Ignacio	(4)	(4)	(4)	—	—	—	—	—	—
Unclaimed property assessment accrual — Gas Pipeline	(2)	(2)	(2)	—	—	—	—	—	—

Total Nonrecurring Items Williams Partners (WPZ)	(21)	(21)	(21)	—	—	—	—	—	—

Unclaimed property assessment accrual	2	2	2	—	—	—	—	—	—

Total Nonrecurring Items Exploration & Production	2	2	2	—	—	—	—	—	—

Gain from Venezuela investment	(13)	(13)	(13)	—	—	—	—	—	—
Aux Sable breach of contract settlement gain	(6)	(6)	(6)	—	—	—	—	—	—

Total Nonrecurring Items Other	(19)	(19)	(19)	—	—	—	—	—	—

Total Nonrecurring Items	(38)	(38)	(38)	—	—	—	—	—	—

Recurring Segment Profit:
Williams Partners (WPZ)	1,385	1,523	1,660	1,450	1,695	1,940	1,525	1,770	2,015
Exploration & Production (incl. Gas Mkt)	350	425	500	345	783	1,220	500	1,250	2,000
Other	160	185	210	160	190	220	185	223	260

Total Recurring Segment Profit	1,900	2,138	2,375	1,995	2,695	3,395	2,225	3,250	4,275